                                                                   Exhibit 10.27

                 THE DUN & BRADSTREET EXECUTIVE TRANSITION PLAN
    (as in effect as of June 17, 1998 with certain earlier effective dates)


                  The Dun & Bradstreet Corporation (the "Company") wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company hereby establishes The Dun & Bradstreet Executive Transition Plan (the "Plan").



                  SECTION 1 - DEFINITIONS

                  1.1 "Cause" shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment,
(b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Company's board of directors, (c) failure by the Eligible Employee to observe material policies of the Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

                  1.2 "Change in Control" shall mean:

                      (a) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                      (b) during any period of twenty-four months (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than (1) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section), (2) a director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

                      (c) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

                      (d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  1.3 "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors of the Company.

                  1.4 "Eligible Employee" shall mean the Chief Executive Officer of the Company and such other executive officers of the Company or its affiliates as are designated in writing by the Chief Executive Officer.

                  1.5 "Eligible Termination" shall mean (a) an involuntary termination of employment with the Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee's duties or (b) a resignation mutually agreed to in writing by the Company and the Eligible Employee. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation, (x) a termination by the Company for Cause, (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), merger or other combination, spinoff, reorganization or liquidation, dissolution or other winding up or other similar transactions involving the Company; provided however, that a termination of employment as a result of a Change in Control shall not be covered by this clause (y), or (z) any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Company.

                  1.6 "Salary" shall mean an Eligible Employee's annual base salary at the time his or her employment terminates, except as otherwise provided in Schedule A hereto.

                  1.7 "Severance and Release Agreement" shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as
Exhibit 1. Notwithstanding the foregoing, the Company may, by action of its chief human resources officer or chief legal counsel, modify the form of Severance and Release Agreement to be signed by any Eligible Employee in a manner approved by the Committee (or its delegee).

                  SECTION 2 - SEVERANCE BENEFITS

                  2.1 Subject to the provisions of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Company the benefits set forth on Schedule A hereto.

                  2.2 The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee's (a) signing a Severance and Release Agreement and the expiration of any revocation period set forth therein and (b) relinquishment of any right to benefits under the Dun & Bradstreet Career Transition Plan.

                  2.3 Notwithstanding any other provision contained herein (except as set forth in this Section 2.3), the Chief Executive Officer of the Company may, at any time, take such action as such officer, in such officer's sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Schedule A or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided that the Chief Executive Officer reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Committee and provided further that with respect to benefits payable, or other modifications applicable, to the Chief Executive Officer, only the Committee may take such action. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a "welfare benefit plan" under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  2.4 In the event the Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee's termination of employment.

                  SECTION 3 - AMENDMENT AND TERMINATION

                  3.1 The Company reserves the right to terminate the Plan at any time and without any further obligation by action of its board of directors or such other person or persons to whom the board properly delegates such authority.

                  3.2 The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its board of directors, the Committee or such other person or persons to whom the board or the Committee properly delegates such authority.

                  3.3 All modifications of or amendments to the Plan shall be in writing.

                  SECTION 4 - ADMINISTRATION OF THE PLAN

                  4.1 The Board of Directors and the Compensation and Benefits Committee shall be the named fiduciaries (the "Named Fiduciaries") who severally and not jointly shall have authority to control and manage the operation and administration of the Plan and to manage and control its assets. The Compensation and Benefits Committee shall consist of not less than three (3) nor more than seven (7) members, as may be appointed by the Board of Directors from time to time. Any member of the Compensation and Benefits Committee may resign at will by notice to the Board of Directors or be removed at any time (with or without cause) by the Board of Directors.

                  4.2 The Named Fiduciaries may from time to time allocate fiduciary responsibilities among themselves and may designate persons other than Named Fiduciaries to carry out fiduciary responsibilities under the Plan, and such persons shall be deemed to be fiduciaries under the Plan with respect to such delegated responsibilities. Fiduciaries may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

                  4.3 The Named Fiduciaries (and their delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Named Fiduciaries (and their delegees) shall be conclusive and binding upon all Employees, Members and Beneficiaries. In all instances the Named Fiduciaries (and their delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. All deference permitted by law shall be given to such constructions, interpretations and determinations.

                  4.4 Any action to be taken by the Named Fiduciaries shall be taken by a majority of its members either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Compensation and Benefits Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

                  4.5 Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

                  4.6 The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

                  SECTION 5 - MISCELLANEOUS

                  5.1 Neither the establishment of the Plan nor any action of the Company, the Committee, or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, the Committee, or any fiduciary.

                  5.2 Benefits payable under the Plan shall be paid out of the general assets of the Company or an affiliate. The Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company that employed such Eligible Employee.

                  5.3 The Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amount, properly to be withheld.

                  5.4 Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

                  5.5 This Plan shall be interpreted and applied in accordance with the laws of the State of New York, except to the extent superseded by applicable federal law.

                  5.6 This Plan will be of no force or effect to the extent superseded by foreign law.

                  5.7 This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and the Company. Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company including, but not limited to, amounts paid pursuant to any agreement or law.

                                   SCHEDULE A


                  An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

                  1. Salary Continuation

                  The Eligible Employee shall receive 104 weeks of Salary continuation, provided, however, that for purposes of determining the Salary continuation amount, in the event the Eligible Employee has incurred an Eligible Termination other than by reason of unsatisfactory performance, "Salary" shall include the Eligible Employee's guideline annual bonus opportunity under the applicable Annual Incentive Plan (as defined in paragraph 3 hereof) for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of Salary continuation (the "Salary Continuation Period") and made at the same time as other Salary continuation amounts. Salary continuation hereunder shall be paid at the times the Eligible Employee's Salary would have been paid if employment had not terminated, over the Salary Continuation Period. In the event the Eligible Employee performs services for an entity other than the Company or a Participating Company during the Salary Continuation Period, such employee shall notify the Company on or prior to the commencement thereof. For purposes of this Schedule A, to "perform services" shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (other than the Company or a Participating Company). All Salary continuation payments shall cease upon re-employment by the Company or a Participating Company. For purposes of this paragraph 1, a "Participating Company" shall mean the Company or any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in The Dun & Bradstreet Corporation Career Transition Plan.

                  2. Welfare Benefit Continuation

                  Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Company for such benefits. For purposes of determining an Eligible Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee's 18-month or other period of coverage shall commence on his or her termination of employment.

                  3. Annual Bonus Payment

                  Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in an amount equal to the actual bonus which would have been payable to the Eligible Employee under the annual bonus plan in which he or she participates (the "Annual Incentive Plan") had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

                  4. Long-Term Awards

                  Cash payments shall be made to an Eligible Employee as set forth in this paragraph in respect of "Performance-Based Awards" (as such term is defined in the 1998 Dun & Bradstreet Key Employees' Stock Incentive Plan (the "Stock Incentive Plan")) otherwise payable under the Stock Incentive Plan had the Eligible Employee remained employed through the end of the applicable performance period in the event the Eligible Employee was employed by a Participating Company for at least half the applicable performance period. In such event, cash payments shall be made to an Eligible Employee in amounts equal to the value of the Performance-Based Awards, as earned, otherwise payable under the Stock Incentive Plan had the employee remained employed through the end of the applicable performance period multiplied by a fraction the numerator of which is the number of full months of employment with a Participating Company from the beginning of the performance period to termination of employment, and the denominator of which is the number of full months in the performance period. Such payments shall be made at the times the Performance-Based Awards in respect of which such payments are made would otherwise be payable under the Stock Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. Nothing contained herein shall reduce any amounts otherwise required to be paid under the Stock Incentive Plan except to the extent such amounts are paid hereunder.

                  5. Death

                  Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

                  6. Other Benefits

                  The Eligible Employee shall be entitled to such executive outplacement services during the Salary Continuation Period as shall be provided by the Company. During the Salary continuation period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

                  7. No Further Grants, Etc.

                  Following an Eligible Employee's termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan, or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Annual Incentive Plan, any long-term incentive plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment, shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.


                                       -3-